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                                  EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1996 Stock Option Plan and the Employee Stock Purchase Plan of Ribozyme Pharmaceuticals, Inc. of our report dated February 5, 1996, except for Note 5 and paragraphs 4 and 5 of Note 7, as to which the date is February 29, 1996, with respect to the financial statements of Ribozyme Pharmaceuticals, Inc. as of, and for the years ended December 31, 1995 and 1994, included in its Prospectus and Registration Statement on Form SB-2, as amended, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP
                                                 ERNST & YOUNG LLP

Denver, Colorado
June 28, 1996